                   Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

 (1) Registration Statements on Form S-8 (Nos. 333-38345, 333-61067, 333-82220, 333-102947, 333-132173, 333-158615 and 333-187722) of PriceSmart, Inc., and

(2) Registration Statements on Form S-3 (Nos. 333-42374, 333-67106, 333-83412, 333-86552, 333-96811, 333-100757 and 333-140290) of PriceSmart, Inc.;

of our reports dated October 31, 2022, with respect to the consolidated financial statements and schedule of PriceSmart, Inc., and the effectiveness of internal control over financial reporting of PriceSmart, Inc., included in this Annual Report (Form 10-K) of PriceSmart, Inc. for the year ended August 31, 2022.

/s/ Ernst & Young LLP

San Diego, California

October 31, 2022